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                                                                    Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
HEI, Inc.

We consent to incorporation by reference in the registration statements (Nos. 33-33322, 33-46928, 33-46929 and 333-49489) on Form S-8 of HEI, Inc. of our
report dated October 6, 1999, except as to Note 5 which is as of October 22, 1999, relating to the consolidated balance sheets of HEI, Inc. and subsidiary, as of August 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the August 31, 1999 annual report on Form 10-KSB of HEI, Inc.



KPMG LLP
Minneapolis, Minnesota
November 24, 1999